June 29, 2004

Wilmington Trust Company,
  as Subordination Agent and as Trustee
Rodney Square North
1100 North Market Street
Wilmington, DE  19890-0001

Ladies and gentlemen:

In consideration of Wilmington Trust Company ("Wilmington"), in the capacities described below, entering into (a) the Revolving Credit Agreement (2004-ERJ1), dated as of June 29, 2004 (the "Revolving Credit Agreement") between Wilmington, as "Subordination Agent", as agent and as trustee for the Continental Airlines Pass Through Trust 2004-ERJ1 (the "Trustee"), as "Borrower" and Citicorp North America, Inc., a direct wholly-owned subsidiary of Citicorp ("Sub"), as Liquidity Provider and (b) the Intercreditor Agreement (2004-ERJ1) dated as of June 29, 2004 (the "Intercreditor Agreement" and, together with the Revolving Credit Agreement, the "Guaranteed Documents") among Wilmington, not in its individual capacity but solely as Trustee, Sub, as Liquidity Provider and Wilmington, not in its individual capacity except as expressly set forth therein but solely as Subordination Agent and trustee thereunder (Wilmington, in each of its capacities under the Guaranteed Documents, collectively, the "Beneficiary"), Citicorp, a corporation incorporated under the laws of Delaware (the "guarantor"), hereby agrees in accordance with the following:

1. Citicorp guarantees to the Beneficiary the payment of the amounts owing by Sub in accordance with the provisions of the Guaranteed Documents (the "guaranteed obligations"), subject to the terms set forth below (this "guarantee").

2. Except to the extent this guarantee is reinstated in accordance with paragraph 8 below, the total liability of the guarantor under this guarantee shall in no case exceed $9,158,032.86.

3.  This guarantee is a guarantee of payment and not of collection.

4. The guarantor hereby waives any requirement that the Beneficiary protect, secure, perfect or insure any security interest or lien on any property subject thereto or exhaust any right or take any action against any person or any collateral (including any rights relating to marshaling of assets).

5. The guarantor's obligations under this guarantee shall rank PARI PASSU with the guarantor's senior unsecured debt obligations.

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6.  The guarantor's obligations under this guarantee are irrevocable, and may not be unilaterally terminated by the guarantor.

7. The guarantor hereby guarantees that the guaranteed obligations will be paid strictly in accordance with the terms of the Guaranteed Documents or any other agreement relating thereto, regardless of the value, genuineness, validity, regularity or enforceability of the guaranteed obligations, and of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Beneficiary with respect thereto and the liability of the guarantor to the extent herein set forth shall be absolute and unconditional, not subject to any reduction, limitation, impairment, termination, defense, offset, counterclaim or recoupment whatsoever (all of which are hereby expressly waived by the guarantor) whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, or by reason of any liability at any time to the guarantor or otherwise, whether based upon any obligations or any other agreement or otherwise, and howsoever arising, whether out of action or inaction or otherwise and whether resulting from default, willful misconduct, negligence or otherwise, and without limiting the foregoing, irrespective of:

    (a) any lack of validity or enforceability of any agreement or instrument relating to the guaranteed obligations;

    (b) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the guaranteed obligations, or any other amendment or waiver of or consent to any departure from any other agreement relating to any guaranteed obligations; any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the guaranteed obligations, or any other amendment or waiver of or consent to any departure from any other agreement relating to any guaranteed obligations;

    (c) any increase in, addition to, exchange or release of, or nonperfection of any lien on or security interest in, any collateral, or any release or amendment or waiver of or consent to any departure from or failure to enforce any other guarantee, for all or any of the indebtedness;

    (d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Sub in respect of the guaranteed obligations or the guarantor in respect hereof;

    (e) The absence of any action on the part of the Beneficiary to obtain payment of the guaranteed obligations from Sub;

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    (f) any insolvency, bankruptcy, reorganization or dissolution, or any similar proceeding of Sub, including, without limitation, rejection of the guaranteed obligations in such bankruptcy; or

    (g) the absence of notice or any delay in any action to enforce any guaranteed obligations or to exercise any right or remedy against the guarantor, or Sub, whether hereunder, under any guaranteed obligations or any agreement or any indulgence, compromise or extension granted;

    provided, however, Guarantor shall retain all those defenses of Sub that would be available to Guarantor if it were primary co-obligor, jointly and severally liable with Sub, on the guaranteed obligations.

8. The guarantor further agrees that, to the extent that Sub or the guarantor makes a payment or payments to the Beneficiary, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to Sub or the guarantor or their respective estate, trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, this guarantee and the advances or part thereof which have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.

9. Until the guaranteed obligations are paid in full, the guarantor shall have no rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification, or other rights of payment or recovery from Sub for any payments made by the guarantor hereunder.

10. This guarantee shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, including, without limitation, the Beneficiary.

11. No waiver of any provision of this guarantee and no consent to any departure by the guarantor therefrom, shall be effective unless it is in writing and consented to by the Beneficiary, and then such a waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12. If any portion of the guaranteed obligations shall not be paid as and when such guaranteed obligations are due and payable under the Guaranteed Documents, the guarantor shall pay the amounts thereof to the Beneficiary as and when such guaranteed obligations are due and payable under the Guaranteed Documents and in accordance with the terms thereof.

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13. Subject to section 8 above, this guarantee and the obligations of the guarantor hereunder shall be irrevocably valid until:

    (a) return by the Beneficiary of the original of this guarantee or

    (b) the close of business in New York on July 11, 2005 (the "Final Termination Date").

    Subject to section 8 above, no claim by the Beneficiary may be asserted under this guarantee after the Final Termination Date.

14. Citicorp shall be obligated to make payment hereunder only at the principal office of Sub in New York City.

15. This guarantee shall be governed by and construed in accordance with the laws of the State of New York. The guarantor submits to personal jurisdiction and service of process in any proceeding relating to this guarantee in a federal or state court located in the Borough of Manhattan in New York City.

IN WITNESS WHEREOF, Citicorp has caused these presents to be executed by its duly authorized officer this twenty-ninth day of June two thousand four.



Very truly yours,



CITICORP



By:
   ---------------------------
        Vice President